Exhibit 4.3
Central Bancompany, Inc.
2026 Employee Stock Purchase Plan
Adopted by the Board of Directors: March 19, 2026
Adopted by the Stockholders: May 4, 2026

(1)    GENERAL; PURPOSE; EFFECTIVE DATE.
•The Plan provides a means by which Eligible Employees of the Company and of certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations. The Plan is intended to qualify as an Employee Stock Purchase Plan under Section 423 of the Code. Accordingly, the Plan shall be construed in a manner that is consistent with the requirements of Section 423 of the Code.
◦The Company will seek to obtain from each U.S. federal or state agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights under an Offering and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights under an Offering or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights under that Offering or the Plan in its entirety and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
◦The Plan will become effective on the date of the annual meeting of stockholders of the Company held in 2026, provided that this Plan is approved by the Company’s stockholders at such meeting and has previously or concurrently been approved by the Board. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 12(a) below, materially amended) by the Board.
(2)    DEFINITIONS.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “Administrator” means the Committee; provided, however, that during any period in which a Committee is not then constituted, the Board may designate one or more persons as the Administrator.
(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Administrator may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, Nasdaq Stock Market or the Financial Industry Regulatory Authority).
(d) “Board” means the Board of Directors of the Company.
(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration from the Eligible Employee by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction (including the consummation of a Corporate Transaction), as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means the Compensation Committee of the Board or such equivalent committee as in effect from time to time. In the event that no such committee has been established by the Board or is then constituted, then the term “Committee,” as used herein, will mean the Board.
(h) “Common Stock” means the Class A common stock, par value 0.01 per share, of the Company.
(i) “Company” means Central Bancompany, Inc., a Missouri corporation.
(j) “Compensation” means, unless otherwise determined by the Administrator, an Eligible Employee’s base pay, prior to salary reduction (such as pursuant to Sections 125, 132(f), 401(k) or 409A of the Code, plus sales commission and sales incentive pay, not including bonus and commissions, not including payments for overtime, shift premium, long-term incentive compensation, vacation pay and other compensation received from the Company or its Affiliates and excluding relocation, expense reimbursements, tuition, taxable fringe benefits or other reimbursements and income realized as a result of participation in any plan of the Company or its Affiliates.
(k) “Contributions” means the after-tax payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional after-tax payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and only to the extent permitted by Section 423.
(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.a sale or other disposition of all or substantially all, as determined by the Administrator in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
ii.a sale or other disposition of more than 50% of the outstanding securities of the Company;
iii.a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
iv.a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(m) “Designated Company” means the Company and any Related Corporation selected by the Administrator as participating in the Plan.
(n) “Director” means a member of the Board.
(o) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing a particular Offering for eligibility to participate in that Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(p) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee.”
(q) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
i.If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Administrator, the closing sales price for such stock as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Administrator deems reliable. Unless otherwise provided by the Administrator, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

ii.If the Common Stock is not traded on any established stock exchange but is quoted on a national market or other quotation system, the Fair Market Value of a share of Common Stock will be the closing sales price on such date or, if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in such source as the Administrator deems reliable.
iii.In the absence of such markets for the Common Stock, the Fair Market Value of a share of Common Stock will be determined by the Administrator in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Administrator, in a manner that complies with Section 409A of the Code and, to the extent applicable, Treasury Regulation Section 1.423-2(g)(2).
(t) “Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the New York Stock Exchange, the Nasdaq Stock Market and the Financial Industry Regulatory Authority).
(u) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods.
(v) “Offering Date” means a date selected by the Administrator for an Offering to commence.
(w) “Offering Document” means the document approved by the Administrator that sets forth the terms and conditions of an Offering will generally be set forth in an Offering.
(x) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(y) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(z) “Plan” means this Central Bancompany, Inc. 2026 Employee Stock Purchase Plan, as amended from time to time.
(aa) “Purchase Date” means one or more dates during an Offering, as selected by the Administrator, on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ab) “Purchase Period” means one or more periods within an Offering as designated in the applicable Offering Document. An Offering may consist of one or more Purchase Periods, which are intended to be consecutive but not overlapping.
(ac) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ad) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, whether now in existence or subsequently established.
(ae) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(af) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(3)ADMINISTRATION.
a.The Plan will be administered by the Administrator in accordance with this Section 3. Unless otherwise established by the Board or an authority subset thereof or in any charter of the Administrator, a majority of the members of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Committee’s charter, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Company, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. .
b.The Administrator will have the power, subject to, and within the limitations of, the express provisions of the Plan:
i.To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
ii.To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
iii.To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
iv.To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
v.Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan under Section 423 of the Code.
vi.To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Administrator specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.
c.To the extent not prohibited by Applicable Law, the Administrator may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Administrator may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. The Committee will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
d.All determinations, interpretations and constructions made by the Administrator in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(4)SHARES OF COMMON STOCK SUBJECT TO THE PLAN.
a.Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 1,200,000 shares of Common Stock.

b.If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
c.The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or by public tender offer.
(5)GRANT OF PURCHASE RIGHTS; OFFERING.
The Administrator may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Administrator. Each Offering will be in such form and will contain such terms and conditions as the Administrator will deem appropriate that will comply with all the requirements of Section 423(b)(5) of the Code, including the requirement that all Employees granted Purchase Rights under a particular Offering will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(6)ELIGIBILITY.
a.Purchase Rights may be granted only to Employees of the Company or, as the Administrator may designate in accordance with Section 3(b), to Employees of a Related Corporation or an Affiliate. Except as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Administrator may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Administrator may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five (5) months per calendar year or such other criteria as the Administrator may determine consistent with Section 423 of the Code. The Administrator may also exclude from participation in the Plan, or in any Offering, (i) Employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees, or (ii) Employees who are citizens or residents of a foreign jurisdiction and who meet the requirements of Treasury Regulation 1.423-2(e)(3).
b.No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 6(b), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
c.As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
d.Subject to Section 6(a), Officers of the Company or of any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan.
e.Any exclusion under this Section 6 will be applied in an identical manner to all Employees in accordance with Treasury Regulation Section 1.423-2(e).
(7)PURCHASE RIGHTS; PURCHASE PRICE.
a.On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock as designated by the Administrator during the period that begins on the Offering Date (or such later date as the Administrator determines for a particular Offering) and ends on the Purchase Date(s) stated in the Offering, which date(s) will be no later than the end of the Offering.

b.The Administrator will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
c.In connection with each Offering made under the Plan, the Administrator may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering; (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering; and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Administrator action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
d.The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Administrator prior to commencement of an Offering and will not be less than the lesser of:
i.85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
ii.85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
(8)PARTICIPATION; WITHDRAWAL; TERMINATION.
a.An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Administrator or a third party designated by the Administrator (each, an “Approved Designee”), within the time specified in the Offering, an enrollment form provided by the Company or the Approved Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Administrator or the maximum percentage of the Participant’s Compensation specified by the Administrator. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions (if any) from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
b.During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or the Approved Designee a withdrawal form provided by the Company or the Approved Designee. The Company may impose a deadline before a Purchase Date for a withdrawal. Upon such withdrawal, such Participant’s Purchase Right in the applicable Purchase Period of that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
c.Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6(a) or the other limitations set forth in this Plan, a Participant’s Contributions may be suspended by the Administrator at any time during an Offering. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of shares of Company Stock by reason of Section 423(b)(8) of the Code, Section 6(a) or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
d.Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period permitted by Applicable Law and specified in the Offering) or (ii) is otherwise no longer eligible to participate. The Company or the Approved Designee will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

e.Unless otherwise determined by the Administrator, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering. Subject to applicable requirements under Section 423 of the Code, the Administrator may establish different and additional rules governing transfers and rehires.
f.During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.
g.In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Company outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
h.During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant except by will, the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
i.Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
(9)EXERCISE OF PURCHASE RIGHTS.
a.On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. As soon as administratively practicable after a Purchase Date, the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights will be recorded in the books of the Company (or its transfer agent). No fractional shares may be issued unless specifically permitted in the Offering.
b.Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on a Purchase Date other than the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Purchase Period of that Offering, unless such Participant withdraws from or is not eligible to participate in such next Purchase Period, in which case such amount will promptly be distributed to such Participant without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
c.No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If, on a Purchase Date, the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date of an Offering, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights under that Offering will be exercised and all accumulated but unused Contributions with respect to that Offering will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

(10)DESIGNATION OF BENEFICIARY.
a.The Administrator may, but is not obligated to, permit a Participant to file a written designation of a beneficiary who will receive any shares of Common Stock and/or refunded Contributions (e.g., in cash) from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Administrator may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form (including, in the Administrator’s discretion, in an electronic form) approved by the Administrator. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
b.If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or Administrator of the estate of the Participant. If no executor or Administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse or if no spouse is known to the Company, then to the estate of the Participants.
(11)ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.
a.In the event of a Capitalization Adjustment, the Administrator will appropriately and proportionately adjust (i) the maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the classes and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iii) the classes and number of securities that are the subject of the purchase limits under each ongoing Offering.
b.In the event of any of the transactions or events described in Section 11(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Corporate Transaction), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
i.To provide for either (A) termination of any outstanding Purchase Right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Purchase Right had such right been currently exercisable or (B) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
ii.To provide that the outstanding Purchase Rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
iii.To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
iv.To provide that Participants’ accumulated Contributions may be used to purchase shares of Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering(s) shall be terminated; and
v.To provide that all outstanding Purchase Rights shall terminate without being exercised.

c.In the event of a Corporate Transaction, then (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Administrator) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase. If Purchase Rights are assumed, continued or substituted for, the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) shall determine whether it is intended that the replacement for Purchase Rights under the Plan will satisfy the requirements under Section 423 of the Code.
d.The Administrator will make all adjustments pursuant to this Section 11 in accordance with Section 423 of the Code unless it determines to cease compliance with Section 423 of the Code, and its determination(s) and adjustments will be final, binding and conclusive.
e.Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to outstanding Purchase Rights under the Plan or the purchase price with respect to any outstanding rights.
(12)AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.
a.The Committee may amend, modify or revise the Plan at any time in any respect the Committee deems necessary or advisable. However, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law and has not already been provided consistent therewith.
b.The Committee may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated. The balance in each Participant’s account will be refunded as soon as administratively practicable after the termination of the Plan (without any interest thereon).
c.Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted; (ii) as the Committee deems necessary or advisable to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the date the Plan is adopted; or (iii) as the Committee deems necessary or advisable to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Committee may amend outstanding Purchase Rights without a Participant’s consent if the Committee deems that such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Committee will be entitled to (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering as the Committee deems necessary or advisable to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Committee determines in its sole discretion to be advisable that are consistent with the Plan. The actions of the Committee pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

d.In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to (i) altering the purchase price for any Offering including an Offering underway at the time of the change in purchase price; (ii) shortening any Offering so that the Offering ends on a new Purchase Date, including an Offering underway at the time of the Committee action; and (iii) allocating shares of Common Stock. Such modifications or amendments shall not require stockholder approval or the consent of any Participant and the Committee may, but is not required to, make such modifications or adjustments in compliance with Section 423 of the Code.
(13)TAX QUALIFICATION; TAX WITHHOLDING.
a.Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special, or to avoid unfavorable, tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
b.Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Administrator's sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by any combination of the following, as determined by the Administrator, (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation, (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company, (iii) payment by cash, check or wire transfer from the Participant on or prior to a Purchase Date, or (iv) any other method deemed acceptable by the Administrator. The Administrator shall not be required to issue any shares of Common Stock under the Plan until such withholding obligations are satisfied.
c.The Plan is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to permit the Plan to be so exempt from Section 409A of the Code. Notwithstanding the foregoing, the Company, the Administrator, the Board, the Committee and the members thereof shall have no liability to a Participant or any other person if any terms of the Plan that are intended to be compliant with Section 423 of the Code are not so compliant or for any action taken by the Administrator, Board or Committee with respect thereto.
(14)MISCELLANEOUS PROVISIONS.
a.A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 10, a right under the Plan may not be exercised to any extent except by the Participant. Neither the Company nor the Administrator shall recognize, or be under any duty to recognize, any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
b.All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
c.A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
d.All notices or other communications by a Participant to the Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.
e.Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of Contributions, the purchase price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

f.To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering in order to be a valid election.
g.The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in any Offering will in any way alter the at-will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
h.Except to the extent that U.S. federal law applies, the provisions of the Plan will be governed by the laws of the State of Missouri without resort to that state’s conflicts of laws rules. The titles and headings of the sections and subsections of the Plan are for convenience of reference only and are not intended to affect the meaning or interpretation of the Plan. Wherever used in the Plan, the masculine will be deemed to include the feminine and the neuter and the singular will be deemed to include the plural, unless the context clearly indicates otherwise.
i.Any action or litigation arising out of or relating to the Plan or an Offering must be commenced and prosecuted in a Missouri state court or a federal court in the state of Missouri. A Participant (and any beneficiary thereof) is deemed to have consented and submitted to the personal jurisdiction over them of any such federal or state court in respect of any such action or litigation, and also to have consented to service of process upon them with respect to any such action or litigation by registered mail, return receipt requested, and by any other means permitted by rule or law.
j.If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
k.If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
l.All Eligible Employees who are granted rights under the Plan will have equal rights and privileges under a particular Offering so that the Plan qualifies as an “employee stock purchase plan” under Section 423 of the Code. Subject to any such special terms, any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.
m.Each Participant shall, if requested by the Company, give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made (i) within two years from the enrollment date of the Offering in which the shares were purchased or (ii) within one year after the Purchase Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
n.To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any designation, subscription agreement, form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering in order to be a valid election.
o.The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
p.By electing to participate in an Offering, a Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and any agreements hereunder will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and any agreements hereunder will be deemed amended as necessary to conform to Applicable Laws.